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EXHIBIT 99.1


                        RAPTOR NETWORKS TECHNOLOGY, INC.
                      ANNOUNCES CONVERTIBLE DEBT FINANCING

PRESS RELEASE                           SOURCE: RAPTOR NETWORKS TECHNOLOGY, INC.

SANTA ANA, CALIFORNIA, JULY 31, 2006                       FOR IMMEDIATE RELEASE

Raptor Networks Technology, Inc. (OTC:BB RPTN), provider of the world's first distributed network switching architectures, today announced completion of a $5,000,000 institutional private placement of two year senior convertible debentures. Subject to certain conditions, RPTN may elect to make installment payments in cash or stock at a discount to the price of RPTN common stock. RPTN also issued five year Series L warrants to purchase common stock and in addition has agreed to issue five year Series M warrants to purchase common stock upon the consummation of a mandatory conversion, at the company's option, of the debentures.

Pursuant to the terms of the private placement, RPTN shall file a registration statement with the Securities and Exchange Commission ("SEC") registering the resale of the common stock issued upon conversion of the debentures and exercise of the related warrants.

Montgomery & Co., LLC acted as sole placement agent in this transaction.

Further description of this financing transaction and copies of the executed documents are found in RPTN's filing with the SEC concerning this transaction on Form 8-K.

The securities issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements.

ABOUT RAPTOR NETWORKS TECHNOLOGY, INC.

Raptor Networks Technology, Inc. has developed the world's first distributed network switching architectures, all standards based, that benefit networks that provide newer latency-sensitive services such as video, VOIP, high speed storage and the like. This patent-pending Distributed Network Switching Technology blurs the distinction between core switching and edge switching, enabling network build outs and performance upgrades of traditional chassis-based installations in a highly cost effective manner. Management believes that the unique advantage Raptor provides is data transport at wire speed (the maximum speed at which the equipment is built to operate), providing the highest density 10 Gigabit wire speed offering currently on the market, with the versatility to run the most advanced new data applications. For additional information please see, WWW.RAPTOR-NETWORKS.COM.

SAFE HARBOR STATEMENT

THE STATEMENTS IN THIS RELEASE RELATING TO FUTURE PRODUCT AVAILABILITY, COLLABORATION AND PARTNERSHIP, AND POSITIVE DIRECTION ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SOME OR ALL OF THE ASPECTS ANTICIPATED BY THESE FORWARD-LOOKING STATEMENTS MAY NOT, IN FACT, OCCUR. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTRACTUAL DIFFICULTIES, DEMAND FOR RAPTOR NETWORKS' PRODUCTS, THE FUTURE MARKET PRICE OF RPTN COMMON STOCK AND THE COMPANY'S ABILITY TO OBTAIN NECESSARY FUTURE FINANCING.

Contacts:

    Raptor Networks Technology, Inc.

    Tom Wittenschlaeger/Bob Van Leyen

    Tel: 949-623-9300